Exhibit 10.13

Administration
3250 Lakeport Blvd.
P.O. Box 1329
Klamath Falls, OR
97601-0268 USA

541 882-3451 Tel
541 885-7454 Fax
www.jeld-wen.com

Windows/Doors/Millwork

October 30, 2014

Mr. L. Brooks Mallard

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Re:	Management Employment Agreement - Management Position

Dear Brooks:

This Management Employment Agreement (“Agreement”) is entered into between JELD-WEN, inc. (the “Company” or “JELD-WEN”) and you as of October 30, 2014 (the “Effective Date”).

1. Job Position. Your position is Executive Vice President and Chief Financial Officer with JELD-WEN, inc. and as of the Effective Date you will report to the Chief Executive Officer of the Company. You are expected to exert your best efforts and substantially all your professional time and attention to this position and the successful completion of the tasks and goals mutually agreed upon.

2. Base Salary. Your annual base salary is $400,000 and will be paid no less frequently than monthly. Base salaries are reviewed once a year, usually in the first quarter of each year. At such time the Company may increase, but shall not decrease, your annual base salary. Annual salary increases, if any, will generally be effective on April 1 and announced prior to that date.

3. Bonuses. You will participate in the JELD-WEN Management Incentive Plan, as as approved annually by the Board of Directors. The amount of your bonus, if any, for any calendar year will be determined pursuant to the goals, terms and conditions of the applicable plan and will be paid in the first quarter of the next calendar year. Your bonus target is 75% of your annual salary. Maximum bonus available is 135% of the annual salary. Details of the performance goals and measures for the 2015 Management Incentive Plan will be provided when established and approved by the Board of Directors early next year.

For 2014, you are guaranteed a bonus of $240,000 to be paid out on or about March 15, 2015. This bonus is intended to replace bonus opportunity, stock awards and other benefits forfeited upon your resignation from your current employer.

4. Equity Compensation. The Company’s parent, JELD-WEN Holding, inc. (“JWHI”) will grant options to you in two tranches. One tranche will be exercisable for Common Stock and the other tranche will be exercisable for a special class of Common Stock, which will convert into Common Stock on an accreting basis designed to mirror the accretion in the rate that the Preferred Stock converts into Common Stock.

Upon joining JELD-WEN, you will be awarded 10,000 stock option shares. These shares will be formally granted upon approval of our Board of Directors at their next regularly scheduled meeting following the commencement of your active employment with JELD-WEN. Any future shares will be at the company’s sole discretion.

5. Relocation. We will assist you with your relocation from Chelsea, Michigan to Charlotte, North Carolina. The company will cover normal relocation expenses as provided under standard corporate relocation programs. A description of our relocation program is attached. However, we have discussed the possibility that you will retain your current property in Michigan and acquire a new primary residence in North Carolina. Should this occur, we have agreed that you can “opt out” of the corporate relocation program in return for a net lump sum payment of $25,000.

6. Reimbursements to Current Employer. As discussed, you may be required to reimburse your current employer for relocation expenses paid to you over the last several years. JELD-WEN inc. will reimburse you for such payments, up to a maximum of approximately $200,000, upon submission of appropriate documentation. In the event of your voluntary resignation from JELD-WEN within two years of the date of this reimbursement, you will be required to repay the full amount of this payment to JELD-WEN.

7. Vacations. For 2014 you will receive a prorated portion of one week of vacation to use in 2014. For 2015 and each calendar year thereafter, you will have four (4) weeks’ vacation. Vacation benefit increases are subject to JELD-WEN policy.

8. Other Benefits. JELD-WEN provides you with a number of other benefits that include, but are not necessarily limited to, group health insurance, group life insurance, a retirement plan, equity compensation and a salary continuation program (for disability or death). These and other relevant benefits are further described in the “JELD-WEN Employee Handbook” and the Employee Benefit Analysis (EBA) summary issued annually around the end of May. Each program is subject to particular terms, conditions and eligibility requirements. Any of those plans or programs may be modified by the Company.

9. Employment at Will. Either you or JELD-WEN, has the right to terminate the employment relationship at any time for any reason or for no reason, subject to the obligations set forth in this Agreement including the obligations of the Company set forth in Section 11. Nothing in this Agreement or the relationship between you and JELD-WEN, either now or in the future, whether oral, written or implied, may be construed or interpreted to create an employment relationship that is other than at-will.

10. Ethics. JELD-WEN strives to maintain a reputation for integrity, fair dealing and the highest standard of business ethics in all of its relationships, including suppliers and customers as well as JELD-WEN’s competitors. Commitment to these ethical principles is considered to be an integral part of your responsibilities. Along these lines, you confirm that you are not a party to any other agreement (including agreements relating to invention assignment, confidentiality, non-competition, etc.) that may interfere with your JELD-WEN employment. To the extent that you have protected proprietary information of any former employer, you must not make improper disclosures or use it on any work performed for JELD-WEN.

11. Effect of Termination of Employment.

(A) Termination by the Company for Cause or by You without Good Reason. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, you shall be entitled to receive only the Accrued Obligations.

(B) Termination by the Company Without Cause or by You for Good Reason. If the Company terminates your employment without Cause or you terminate your employment for Good Reason at any time:

(i) You shall be entitled to receive the Accrued Obligations;

(ii) During the 6-month period following the date of termination, you shall be entitled to receive continued payment of your base salary, as in effect on the date of termination, no less frequently than monthly;

(iii) Upon conclusion of the 6-month period referenced in subparagraph (ii) above, in the event you remain unemployed despite a diligent and ongoing job search, you shall be entitled to receive continued payment of your base salary, as in effect on the date of termination, no less frequently than monthly for up to three months. Eligibility for these conditional severance benefits shall be determined on a month-to-month basis. In order to receive these conditional severance benefits, you shall provide such information and documentation as requested.

(iv) During the 12-month period following the date of termination and provided you elect health insurance continuation coverage in accordance with the mandates of COBRA, the Company shall arrange to pay for such coverage for you at the same rate as it pays for its active employees; provided, that the Company shall not provide any benefit otherwise receivable by you pursuant to this Section 11(B)(iv) to the extent that a similar benefit is actually received by you from a subsequent employer during such period, and any such benefit actually received by you shall be reported to the Company; and, provided further, that this paragraph (iv) shall not extend your period of COBRA entitlement beyond that mandated by law; and

(v) all options and stock appreciation rights to purchase Company common stock then held by you shall vest and be exercisable to the extent provided in the option agreement and the applicable option plan.

In the event of any breach of or failure to comply with Section 7 of this Agreement, the Company’s obligations under Sections 11 (B)(ii), 11(B)(iii) and 11 (B)(iv) shall terminate, this being in addition to any other remedy to which JELD-WEN is entitled at law or in equity.

(C) Death. If your employment is terminated as a result of your death, you shall be entitled to receive the Accrued Obligations.

(D) Disability. If your employment is terminated as a result of your Disability, you shall be entitled to receive the Accrued Obligations.

(E) Date of Payment. Except as otherwise provided in this Agreement, all cash payments required to be made pursuant to the provisions of this Section 11 shall be paid (i) in the case of the Accrued Obligations, no later than the 30th day following such termination of employment and (ii) in the case of the pro rata bonus, as provided in Section 11(B)(iii) and the payments described in Sections 11(B)(ii), beginning on the 45th day following the date of termination of employment; provided that (x) you have delivered to the Company an executed copy of a release of claims in the form attached hereto as Exhibit A. (y) you have not revoked such release, and (z) on or before such 45th day any statutory right you have to revoke such release has expired. If you do not deliver the release in accordance with the preceding sentence, or if you deliver and then revoke such release, you shall forfeit your right to receive the payments set forth in Section 11(B)(ii), 11(B)(iii) and 11(B)(iv).

(F) No Obligation of You to Mitigate. The amount of any payment provided for in this Section 11 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the date of termination, except as provided in Section 11(B)(iv).

(G) Compliance with Code Section 409A. It is intended that all terms and payments under this Agreement comply with (or be exempt from) and be administered in accordance with Section 409A of the Code (“Section 409A”) so as not to subject you to payment of interest or any additional tax under Section 409A. Accordingly, notwithstanding any other provision of this Agreement:

(i) All terms of the Agreement that are undefined or ambiguous shall be interpreted in a manner that is consistent with Section 409A if necessary to comply with or be exempt from Section 409A. For example, no payment may be made due to a termination of employment unless the termination of employment satisfies the requirements of a “separation from service” under Section 409A and related regulations. If payment or provision of any amount or benefit under this Agreement at the time specified would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The parties agree, to the extent reasonably possible, to amend this Agreement in order to comply with Section 409A and avoid the imposition of any interest or additional tax under Section 409A; provided, however, that neither party shall be required to amend this Agreement if such amendment would change the total amount payable by the Company pursuant to this Agreement. The right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(ii) To the extent that (A) the you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, (B) any amounts payable under this Agreement represent amounts that are subject to Section 409A, and (C) such amounts are payable on the your “separation from service,” within the meaning of Section 409A, then such amounts will not be payable to you before the date that is six months and one day after your separation from service. Payments under this section to which the you would otherwise be entitled during the six-month suspension period following your separation from service will be accumulated and paid on the first day permitted under this section.

(iii) All reimbursements under this Agreement will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred or paid. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv) The Company makes no representation or warranty to you with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall not have any liability to you for any interest, additional tax, or other adverse consequence arising under Section 409A with respect to this Agreement.

12. Withholding. Payment of all compensation under this Agreement shall be subject to all applicable federal, state and local tax withholding.

13. Attorneys’ Fees. The Company shall reimburse you for the reasonable legal fees and related expenses incurred by you in any action or proceeding seeking to obtain or enforce any right or benefit provided by this Agreement, including on any appeal, to the extent you prevail in such litigation.

14. Successors; Binding Agreement.

(A) Upon your written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement.

(B) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

15. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in this Agreement shall survive termination of your employment and this Agreement.

16. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the Company as set forth on the first page of this Agreement or to you as set forth in the Company’s records, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and a duly authorized officer of the Company (other than you). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Oregon, without regard to conflicts of law principles.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Jurisdiction. Any action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or your employment by the Company shall be brought in the Courts of the State of Oregon located in Portland, Oregon, or, to the extent it has jurisdiction, the United States District Court for the District of Oregon; each of the parties hereby consents to the jurisdiction of such courts and their sole and exclusive venue and waives any objection to venue laid therein. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any action or proceeding indirectly arising out of, under or in connection with this Agreement or your employment by the Company. Each party hereto (i) certifies that no representative of any other party hereto has represented expressly or otherwise that such other party would not, in the event of any action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waiver and certifications in this Section 19.

20. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

22. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(A) “Accrued Obligations” shall mean (i) the base salary, any earned but unpaid bonus for the prior fiscal year, and any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to you, and (ii) reimbursement of expenses incurred through the effective date of such termination pursuant to the Company’s normal expense reimbursement policy, which reimbursement shall be paid promptly and in any event within thirty (30) days after submission in accordance with Company policy.

(B) “Cause” shall mean (i) the willful failure by you to perform substantially your reasonably or assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board of Directors or President which identifies the manner in which the Board of Directors or President believes that you have not substantially performed your duties, (ii) the engaging by you in illegal conduct or misconduct that is materially and demonstrably injurious to the Company, (iii) your conviction of, or a plea of guilty or nolo contendre to a felony, (iv) your failure to follow directions given in the good faith business judgment of the Board of Directors of the Company, any authorized Committee of the Board of Directors of the Company or the President of the Company (and within the scope of authority of the body or person giving the direction) after, if such failure is curable, written notice of the failure and a reasonable opportunity (not to exceed ten business days) to cure, or (v) any breach of or failure to comply with Section 7 of this Agreement,

(C) “Disability” shall mean your absence from your duties with the Company on a full-time basis for 120 consecutive days or an aggregate of 180 days in any 365 day period as a result of your incapacity due to physical or mental illness.

(D) “Good Reason” shall mean termination by you of your employment with the Company based on any of the following events:

(i) you are assigned a different title or position or different responsibilities, duties or reporting requirements that results in a material decrease in your level of responsibilities or status, in each case except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;

(ii) a reduction in your annual base salary;

(iii) the Company’s requiring you to relocate your personal residence, or to change your base office location more than fifty (50) miles from the current location, absent agreement with you, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook as of the date of this Agreement; or

(iv) a material breach by the Company of any provision in this Agreement.

Notwithstanding any provision in this Agreement to the contrary, you may terminate your employment for Good Reason only if (1) within ninety (90) days after the first occurrence of the circumstances giving rise to Good Reason, you give written notice to the Company of your belief that Good Reason exists and of your intention to terminate your employment for Good Reason, (2) within thirty (30) days of such notice from you the circumstances giving rise to Good Reason are not fully corrected, and (3) such termination occurs no later than one hundred eighty (180) days following the first occurrence of the circumstances giving rise to Good Reason.

(E) “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of JWHI’s voting securities or otherwise.

Sincerely,

JELD-WEN, inc.

/s/ David R. Sheil
David R. Sheil
Executive Vice President Human Resources

I agree to the foregoing Amended Management Employment Agreement. I accept continued employment with JELD-WEN on these terms and conditions.

/s/ Brooks Mallard
Brooks Mallard

Exhibit A

WAIVER AND RELEASE

This Waiver and Release (the “Release”) is made by Brooks Mallard (the “Executive”) in favor of JELD-WEN, inc. (the “Employer”) and

In consideration of the mutual promises made in the Employment Agreement between the Executive and the Employer, dated effective as of October 1, 2012 (the “Agreement”), and as a condition to the receipt of certain benefits under the Agreement, the Executive hereby agree as follows:

1. Release by Executive. Executive on behalf of himself and his heirs, representatives, agents, and assigns, and each of them, hereby fully and finally waives, releases and forever discharges the Employer, JELD-WEN Holding, inc. (“JWHI”) and any and all of their respective parents, subsidiaries, and affiliates, past and present, as well as any and all of its and their past, present and future officers, directors, stockholders, members, employees, agents, representatives, successors and assigns (collectively “Parties Released By Executive”), from and against any claims, causes of action, liability, damage or loss of any kind whatsoever, whether presently known or unknown, suspected or unsuspected, from the beginning of time up to and including the Effective Date of this Release (as defined herein), that the Executive ever had, now has or may have against the Employer or any of the other Parties Released By Executive arising from or related in any way to the Agreement, the Executive’s employment with the Employer, and/or the termination of the Executive’s employment with the Employer, equity securities and options to acquire equity securities of JWHI and any shareholders or other agreement related thereto, including without limitation, any claims or causes of action based on any federal, state or local constitutional provision, statute, law, rule or regulation, the law of contract and tort, and any claims for recovery of any costs or attorney’s fees; provided, however, that notwithstanding any other provision herein, the foregoing release by the Executive does not apply or extend to any rights of the Executive, or obligations of the Employer or any of its parents, owners, affiliates, predecessors, successors or assigns, under or pursuant to any of the following: (1) any right to indemnification and/or payment of related expenses that the Executive may have pursuant to the Employer’s Bylaws or Articles of Incorporation, under any written indemnification or other agreement with the Employer, and/or under applicable law; (2) any rights that the Executive may have to insurance coverage under any directors and officers liability insurance or other insurance policies of the Employer; (3) any claims that cannot be released as a matter of applicable law; (4) any claims for breach of the Agreement; and (5) claims for benefits or performance pursuant to the terms of any Employee Stock Ownership Plan, pension, retirement, stock incentive or other employee benefit plans or any shareholders or other agreement relating to, or option to acquire, equity securities of JWHI.

2. Covenant Not to Sue. The Executive, for himself, his heirs, representatives, agents and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Paragraph 1 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 1 hereof, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

3. No Disparaging, Untrue or Misleading Statements. The Executive represents that he has not made, and agrees that he will not make, to any person any disparaging, untrue, or misleading written or oral statements about or relating to the Parties Released By Executive or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Parties Released By Executive’s behalf).

4. ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that, pursuant to the Older Workers Benefit Protection Act (“OWBPA”) he has been, or hereby is, advised in writing to consult with an attorney about the Release before signing it; he is aware of his rights under OWBPA; as consideration for executing this Agreement, he has received additional benefits and compensation of value to which he would not otherwise be entitled; he is not waiving any rights or claims that may arise after the date he signs this Release; he was provided up to 21 or 45 days, whichever is applicable, to consider and accept the terms of this Release; and nothing in this Release prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and he has seven (7) days following the date of execution of this Release in which to revoke his acceptance of this Release, and that any revocation must be in writing and must be received by the Employer during the seven-day revocation period. Executive understands that if he revokes acceptance, any payments made to him by the Employer under the terms of the Agreement must be returned to the Employer. If the Executive does not revoke, the eighth day after the Release is signed by all parties will be the “Effective Date” of the Release.

5. No Transferred Claims. The Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Release any released claim or matter or any part or portion thereof and he shall defend, indemnify and hold the Employer and each and every other party released hereunder harmless from and against any such claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6. Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, except as required pursuant to legal process. Should the Executive disclose information about this Release to his immediate family, his attorney and/or tax and financial advisors, he shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.

7. No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Employer or any of the Parties Released By Executive. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Employer or any of the Parties Released By Executive.

8. Miscellaneous. The following provisions shall apply for purposes of this Release:

(a) This Release shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its conflicts of laws rules and the parties hereto consent to the jurisdiction of any appropriate court in the State of Oregon to resolve such disputes.

(b) This Release shall inure to the benefit of the Employer, JWHI and each of the Parties Released By Executive and shall be binding on the Executive and his heirs, executors, administrators, successors and assigns and may only be amended, modified or any obligations waived by a written agreement executed by authorized representatives of the Executive, the Employer and JWHI, or their respective successors and legal representatives.

(c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release and, in the event any court or other body of competent jurisdiction determines that any provision of this Release is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Release shall be deemed valid and enforceable to the fullest extent possible.

(d) The failure of the Employer, JWHI or any of the Parties Released By Executive to insist on strict compliance with any provision hereof or any other provision of this Release or the failure to assert any right any such person may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Release.

EXECUTIVE

Date:	12/10/2014	/s/ Brooks Mallard